EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of last date the Agreement is executed by the parties below (the “Effective Date”), between TPT GLOBAL TECH, INC., a FLORIDA Corporation (“Employer” or “Company”)) and Employee, Stephen Thomas an individual residing in the State of California (“Employee” or the “Executive”). Employer and Executive shall be referred to collectively as the “Parties” and individually as “Party.”

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and mutual agreements contained herein, the sufficiency of which is hereby acknowledged by all Parties, Employer and Executive do hereby agree as follows:

WHEREAS, Executive will be employed by Employer in a capacity in which Executive will receive or have access to information which Executive and Employer acknowledge is confidential and not generally known outside of Employer, and Executive and Employer expect Executive in the discharge of his duties to Employer to develop or contribute to new ideas and improvements which will be confidential, not generally known outside of Employer, and will be proprietary information owned exclusively by Employer.

WHEREAS, Executive has represented to Executive that he/she is not bound by any restrictive covenant whatsoever that would hinder Executive’s ability to meet Employer’s expectations regarding the duties to be performed.

WHEREAS, Executive wishes to accept such employment on the terms set forth herein.

Accordingly, the parties hereto agree as follows:

1.       Term of Employment. Employer agrees to employ Executive and Executive hereby accepts exclusive employment with Employer beginning November 1, 2017 (the “Start Date”) and continuing unless terminated as provided for herein.

2.       Duties of Executive.

a.        During the Employment Period, Executive shall be employed by Employer as President and Chief Executive Officer. Executive shall devote his full business time and effort to the performance of his duties hereunder. Executive shall be responsible for duties including but not limited to: leading the development and execution of the Company’s long term strategy with a view to creating shareholder value. The CEO’s leadership role also entails being ultimately responsible for all day-to-day management decisions and for implementing the Company’s long and short term plans. The CEO acts as a direct liaison between the Board and management of the Company and communicates to the Board on behalf of management. The CEO also communicates on behalf of the Company to shareholders, employees, Government authorities, other stakeholders and the public.

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Executive shall perform duties as may, from time to time, be assigned by Employer as reasonably consistent with Executive’s duties, title, education, experience, background, and expertise. Executive shall be based in San Diego, CA, but Executive will be expected to engage in travel as necessary to fulfil job responsibilities.

Executive shall perform duties as may, from time to time, be assigned by Employer as reasonably consistent with Executive’s duties, title, education, experience, background, and expertise. Executive shall be based in San Diego, CA, but Executive will be expected to engage in travel as necessary to fulfil job responsibilities.

b.       Executive shall be subject to the direction and control of Employer’s Board of Directors, and shall specifically report to Employer’s Board of Directors.

c.       Executive agrees that he will at all times herein remain loyal and devote his best efforts to Employer business and conscientiously perform all duties and obligations required of him by the terms of this Agreement as may be determined from time to time in the discretion of Employer.

d.       Executive agrees that during the term of this Agreement, he shall not have any business investments or activities, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, board member, director or in any other individual or representative capacity, engage or attempt to engage in any competitive activity relating to the business, goods and services provided by Employer to its customers.

3.       Compensation.

a.       Salary. Executive will earn a yearly salary of one hundred fifty thousand dollars _$150,000.00___ paid semi-monthly in accordance with the customary payroll practices of Employer.

b.        Expenses. In addition to the base salary described in Paragraph 3.1 above, Employer shall reimburse Executive for actual out-of-pocket expenses incurred for reasonable business purposes to be paid against a detailed statement of expenses with proper documentation incurred by Executive in the conduct of the business of Employer.

c.       Benefits. Executive may participate in any group medical and dental insurance plans that are available to other Executives of Employer generally, on the same term as such other Executives, to the extent that Executive is eligible under the terms of such plans or programs as they may be in effect from time to time.

4. Executive to Devote Full Time to Employer. Unless otherwise agreed in writing by Employer’s Board of Directors as to a particular matter, Executive agrees that throughout his employment he will remain loyal and devote his best efforts to the Employer’s business and conscientiously perform all duties and obligations required of him in his role as Chief Executive Officer of Employer. Executive agrees to devote his full time, attention, and energies to the business of Employer and promotion of Employer’s products and/or services. Executive agrees that during the term of this Agreement, he shall not directly or indirectly, either as an employee,

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employer, consultant, agent, principal, partner, stockholder, corporate officer, board member, director or in any other individual or representative capacity, engage in any activity that is directly competitive with the products and services provided by Employer, or engage in conduct that will reflect negatively on Employer. The foregoing provision shall not prevent Executive from serving on civic or non-profit boards provided such activities do not interfere with Executive’s obligations to Employer under this Agreement. Subject to the remaining terms and provisions of this Agreement, Executive is not prohibited from making personal investments in any other businesses provided those investments do not require active involvement in the operation of those business(es), or compete directly or indirectly with the Business.

5. Vacation. The Executive shall be entitled to a yearly vacation based on Employer’s vacation policy and outlined in Schedule 2 of this Agreement.

6.      Confidentiality and Trade Secrets.

a.                   Definition of Trade Secrets. Executive acknowledges and agrees that, through his employment with the Company, he has or will be exposed to and/or provided with the Company’s Trade Secrets as well as the Trade Secrets of the Company’s customers (“Trade Secrets”). As defined by California law, “Trade Secrets” mean information, including a formula, pattern, compilation, program, device, method, technique or process, that: (1) derives independent economic value, actual or potential, from not being generally known to the public or to other persons or entities who can obtain economic value from its disclosure or use and (2) is the subject of efforts that are reasonable under the circumstances to maintain it secrecy. The Trade Secrets include, but are not limited to, the following: methods and systems used in soliciting, selling and providing its services and/or products to clients and/or customers; financial and accounting information, client and/or customer profiles, financial policies and procedures, and revenues and profit margins; sales and marketing information, such as sales strategies and programs; information concerning the Company’s clients and/or customers and prospective clients and/or customers; information concerning vendors and suppliers; client and/or customer lists; prospective client and/or customer lists; client and/or customer buying habits and special needs; and Executive policies and procedures. Executive acknowledges and agrees that the Trade Secrets are not generally known to the public or to the Company’s competitors of the Company’s customer’s competitors, were developed or compiled at significant expense by the Company or its customers over an extended period of time, are the subject of the Company’s and/or its customers reasonable efforts to maintain their secrecy, and that the Company and/or its customers derives significant independent economic value by keeping the Trade Secrets a secret.

b.                  Definition of Confidential Information. Executive acknowledges and agrees that, through his employment with the Company, he has or will be exposed to and/or provided with the Company’s Confidential Information and the Confidential Information of Company’s customers or suppliers (“Confidential Information”). “Confidential Information” means information belonging to the Company and/or its customers and suppliers, whether reduced to writing or in a form from which such information can be obtained, translated or derived into reasonably usable form, that has been provided to Executive during his employment with the Company and/or Executive has gained access to while employed by the Company and/or was developed by Executive in the course of Executive’s employment with the Company, that is

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proprietary and confidential in nature. The Confidential Information includes, but is not limited to, the following: Information believed to be a Trade Secret that ultimately does not qualify as such under California law but nonetheless was maintained as confidential; information concerning the nature of the Company’s business and its manner of operation; the methods and systems used in soliciting, selling and providing its services and/or products to its clients and/or customers; financial and accounting information, such as cost, pricing and billing information, client and/or customer profiles, financial policies and procedures, and revenues and profit margins; sales and marketing information, such as sales strategies and programs; information concerning clients and/or customers and prospective clients and/or customers; information concerning vendors and suppliers; client and/or customer lists; prospective client and/or customer lists; client and/or customer buying habits and special needs; Employee policies and procedures; personnel records; software developed by or for the benefit of the Company and related data source code and programming information (whether or not patentable or registered under copyright or similar statutes); information about the Company’s circuit designs, blueprints, CAD drawings and designs, layouts, algorithms, design technology and know how, formulas, manufacturing and/or design techniques, inventions (whether patentable or not); information concerning the Company’s business relationships with persons, firms, corporations and other entities.

c.                   Information Not Included Within the Definition of Trade Secrets and/or Confidential Information. For avoidance of doubt, the Trade Secrets and Confidential Information do not include any information that: (1) is already in the public domain or becomes available to the public through no breach by Executive of this Agreement; (2) was lawfully in the Executive’s possession prior to disclosure to the Company; (3) is lawfully disclosed to Executive by a third party without any obligations of confidentiality attaching to such disclosure; or (4) is developed by Executive entirely on his own time without the Company’s equipment, supplies or facilities and does not relate at the time of conception to the Company’s business or actual or demonstrably anticipated research or development of the Company.

d.      Covenant Not to Use, Publish or Disclose the Trade Secrets and/or Confidential Information During and After Termination of Employment. Executive acknowledges and agrees that Executive’s employment with the Company creates a relationship of confidence and trust with the Company with respect to all of the Trade Secrets and Confidential Information. Therefore, at any time during Executive’s term of employment or following the termination of Executive’s employment with the Company, whether voluntary or involuntary, Executive shall not, except as required in the conduct of the Company’s business or as authorized in writing by the Company, use, publish or disclose any of the Trade Secrets and/or Confidential Information in any manner whatsoever.

e.       Permitted Uses of Confidential Information or Trade Secrets and Non-Solicitation. Executive understands and acknowledges that in order to protect Employer’s interest in the Confidential Information or Trade Secrets and to prevent the intentional or inadvertent disclosure to or use by others of the Confidential Information or Trade Secrets, Employer desires to restrain the Executive from using Employer’s Confidential Information and/or Trade Secrets other than to the limited extent set forth below. Executive understands and acknowledges that Employer’s agreement to give Executive access to and knowledge of the

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Confidential Information and/or Trade Secrets, and the agreement of Employer to allow the Executive to make use of the Confidential Information and/or Trade Secrets for the sole benefit of Employer and that such information is not to be diverted, directly or indirectly, intentionally or unintentionally, by or through Executive to others. Executive also understands, acknowledges, and agrees that the provisions set forth in this Agreement are designed to enforce the Executive’s agreement not to use or disclose the Confidential Information and/or Trade Secrets other than as set forth in this Agreement, both during his employment and thereafter. Accordingly, Executive agrees to the following:

(i)                 Non-solicitation of Suppliers or Customers. During Executive’s employment with Employer and for the three (3) years from and after the termination (however such termination may be caused) of Executive’s employment with Employer, or termination of any other relationship with Employer, Executive, on his own behalf or on behalf of any other person or entity, agrees not to solicit or encourage, either directly or indirectly, any of Employer’s suppliers, customers, or active business prospects, with whom Executive has dealt in any way during Executive’s employment with Employer, to either terminate their relationship with Employer or engage in business with any direct competitor of Employer. Executive acknowledges and agrees that any and all of Employer’s suppliers, customers, or active business prospects with whom Executive has dealt in any way during employment with Employer are not personal customers, clients, suppliers, or prospects of Executive but are the customers, clients, suppliers and prospects of Employer.

(ii)              Non-solicitation of Employees or Agents. Executive further agrees that during his employment with Employer, and for a period of the three (3) years from and after the termination (however such termination may be caused) of Executive’s employment with Employer, or termination of any other relationship with Employer, Executive will not, directly or indirectly, for his own behalf or as an employee, associate, lender, guarantor, loan co-maker, consultant, or co-owner with anyone else, solicit, induce any person to leave the employ, or hire away any person employed by Employer without the prior written consent of Employer, which may be withheld in Employer’s sole and absolute discretion.

(iii)            Covenant Not to Compete During Term of Employment. Executive promises that during his term of employment with the Company, he shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, corporate officer, board member, director, or in any other individual or representative capacity, engage or attempt to engage in any competitive activity relating to the subject matter of his employment with the Company or relating to the Company’s line of business.

f.                    Reasonable Terms. Executive acknowledges and agrees that the provisions outlined in this Section 8 above are reasonable limitations as to the time, geographic area, and scope of activity to be restrained and are no greater than necessary to protect the legitimate business interests of Employer, including the interest of Employer in protecting and

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preserving the value of its Confidential Information and the relationships with customers, clients, suppliers, employees, and prospects developed by or on behalf of Employer.

g.                  Remedies for Breach. Executive acknowledges and agrees that if the Company’s Trade Secrets and/or Confidential Information were disclosed to a competing business or used in an unauthorized manner as provided herein, such unauthorized disclosure or use would cause immediate and irreparable harm to the Company and would give a competing business an unfair business advantage against the Company for which the Company may not have an adequate remedy at law. As such, Executive agrees that the Company shall be entitled to any proper injunction, including but not limited to temporary, preliminary, final injunctions, temporary restraining orders, and temporary protective orders, to enforce Section 8 of this Agreement in the event of breach or threatened breach by Executive, in addition to any other remedies available to the Company at law or in equity. The restrictive covenants contained in this Agreement are independent of any other obligations between the parties, and the existence of any other claim or cause of action against the Company is not a defense to enforcement of said covenants by injunction.

h.                  Agreement and the Non-Competition Agreement, the provisions most favorable to Employer shall prevail.

7.      Exclusivity.

a.                   Exclusivity. During his employment, Executive acknowledges that any and all matters which could be construed as falling within the purview of Employer’s Business, which matters may be produced or placed by Executive during the continuance of his employment by Employer, shall be placed exclusively through the facilities of and for the benefit of or upon the order of Employer. Executive shall execute such reasonable documents or undertake other acts requested by Employer to effectuate the transfer and ownership of Employer in any such items.

b.                  Ownership Rights of Confidential Information and Trade Secrets. Executive does hereby acknowledge and agree that all Confidential Information, whether currently existing or subsequently created, is the exclusive property of Employer and shall continue as such both during and after the termination of Executive employment with Employer. Without limitation on the foregoing, Executive further specifically acknowledges and agrees that:

(i)                 Executive has no ownership interest or rights of any kind in or to Confidential Information and Trade Secrets;

(ii)              Executive will not during the course of his employment by Employer or thereafter, directly or indirectly, make use of any Confidential Information or Trade Secrets for Executive’s own benefit or the benefit of another, other than on behalf of and for the benefit of Employer as permitted or required by the duties of his employment; nor divulge, disclose, communicate, or reveal any Confidential Information

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or Trade Secrets to anyone without the advance written approval of Employer’s Board of Directors;

(iii)            As of the date hereof and as of any time hereafter, Executive will not make, create, or retain copies of any Confidential Information or Trade Secrets, other than copies to be used by and for the benefit of Employer, except as permitted with the above written approval of Employer’s Board of Directors;

(iv)             Upon any termination of Executive’s employment with Employer (however such termination may be caused), without the prior written authorization of Employer (which authorization may be withheld in Employer’s sole and absolute discretion): (A) Executive will not take with Executive or otherwise retain, and Executive shall immediately surrender to Employer, all Confidential Information and Trade Secrets, all copies of Confidential Information and Trade Secrets, and all other properties belonging to Employer whatsoever; and (B) Executive will not, directly or indirectly, use any Confidential Information or Trade Secrets for Executive’s own benefit, or the benefit of others, in any activity of any nature whatsoever; and

(v) Employer and Executive agree that the Confidential Information and Trade Secrets are vital to Employer’s existence, value, and profitability and must be protected by Employer. The purpose of this Section 7(b) is to protect Employer’s existence, value, profitability and goodwill. Further, it is acknowledged and agreed by the parties hereto that it is the Confidential Information, and Trade Secrets that enable Employer to maintain its competitive advantage in its highly competitive industry and that Employer’s competitors must be prevented from learning of and using Employer’s Confidential Information.

c.                   Inventions and Patents. Executive acknowledges that all of his work, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information (whether or not properly the subject of either state or federal protection for intellectual property) which relate to Employer’s actual or anticipated Business, research and development, existing or future products or services, Confidential Information, Trade Secrets, and technology; and which are conceived, developed or made by Executive while employed by Employer (hereinafter “Work Product”) belong exclusively to Employer, without the obligation of paying additional compensation by Employer. Executive shall promptly disclose all such Work Product to the Board of Directors and, at Employer’s sole discretion, perform all actions reasonably requested by the Board of Directors (whether during or after the term of this Agreement) to establish and confirm such ownership by Employer or its designee (including, without limitation, assignments, consents, powers of attorney and other instruments). The expense of protecting Work Product will be borne by Employer.

Executive further recognizes and understands that his duties for Employer may include the preparation of Confidential Information including materials, blends, formulations and similar information, including, without limitation, written or graphic materials, and that any and all such materials conceived, created or written by him will be done as “work made for hire” as defined and used in the Copyright Act of 1976, 17 USC §1 and shall solely belong to Employer, without

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the obligation of paying additional compensation by Employer. In the event of publication or use of such materials, Executive understands that since the work is a “work made for hire,” Employer will solely retain and own all rights in said inventions, materials, or intellectual property, including right of obtaining protection of same through public means or as a Trade Secret. Executive shall take all steps deemed necessary by Employer to afford such information adequate protection and shall take such steps as requested by Employer to assure Employer’s ownership of same, whether before or after the termination of Executive’s employment with Employer.

d.                  Injunction and Other Remedies. Executive agrees that the breach of any provisions of this Section 9 will cause irreparable damage to Employer, and for that reason, Executive agrees that Employer shall be entitled, as a matter of right, to an injunction out of any court of competent jurisdiction restraining any breach or threatened breach of any provisions of this Section 9 by Executive, his subsequent employer(s), employees, partners, affiliates, or agents. Executive agrees that the right to injunction herein shall be cumulative and in addition to whatever other remedies at law or in equity Employer may seek or prove itself to be entitled to obtain.

8.      Termination of Agreement.

a.       For Cause.

(ii)              Nothing herein shall prevent Employer from terminating this Agreement for “Cause,” as hereinafter defined without notice. In the event of such a termination for “Cause” the Executive’s right to compensation and benefits under this Agreement shall cease as of the effective date of termination.

(iii)            “Cause” shall mean and include those actions or events specified below in subsections (A) through (G) to the extent the same occur, or the events constituting the same take place, subsequent to the date of execution of this Agreement: (A) Failing to meet Employer objectives, budgets, and operating requirements set by the Board of Managers; (B) committing or participating in an act of fraud, gross neglect or embezzlement against Employer or its Affiliates; (C) committing or participating in any other injurious act or omission wantonly, willfully, recklessly or in a manner which was grossly negligent against Employer, monetarily or otherwise; (D) engaging in a criminal enterprise involving moral turpitude (engaging for purposes of this provision means being “charged with” a crime, and does not require conviction of a crime); (E) being charged with an act or acts constituting a felony under the laws of the United States or any state thereof where Executive works on behalf of Employer; (F) violation of Employer policies or procedures as set forth in the Employer Employee Manual or other written directive issued by or on behalf of Employer; or (G) any attempted assignment or delegation of duties under this Agreement by the Executive;

(iv)             Notwithstanding anything else contained in this Agreement to the contrary, this Agreement will not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a notice of termination stating that the

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Executive committed one of the types of conduct set forth in this Section 9(a), specifying the particulars thereof, and the Executive shall be given a ten (10) day period to cure such conduct, if cure is possible.

a.             No Cause. The Company may terminate the Agreement and Executive’s employment with the Company at any time without “Cause” upon thirty (30) days prior written notice after the first initial term of the Agreement which extends to October 31, 2020. In the event of such a termination without “Cause” the Executive’s right to compensation and benefits under this Agreement shall cease as of the last date of employment, except that if there is termination prior to October 31, 2020 compensation will continue to be paid to Executive through October 31, 2020 or in one lump sum payment representing payment through October 31, 2020.

b.            Termination upon Death or Disability. The employment of the Executive hereunder shall be deemed terminated upon the death of the Executive. In the event of the Disability, as defined below, of the Executive, Employer may terminate the Executive upon ten (10) days’ prior written notice to Executive. In the event of a termination pursuant to this Section, all compensation and benefits payable to Executive under this Agreement shall terminate as of the effective date of termination, with the exception of any company provided benefit packages, or elective coverage available to and obtained by Executive, that specifically continue pursuant to their terms in the event of Executive’s death or Disability. For purposes of this Agreement, "Disability" means: Executive is unable to render and perform substantially and continuously Executive's duties and services as required by this Agreement and in Executive’s position as Chief Executive Officer, even with reasonable accommodation.

c.                   Voluntary Termination. In the event Executive terminates the Executive’s employment on the Executive’s own volition prior to the expiration of the Term of this Agreement, including any renewals thereof, such termination shall constitute a voluntary termination and in such event the Executive shall be limited to the same rights and benefits as provided in connection with a termination for Cause as provided in Section 10(a) above. In the event Executive terminates the Executive’s employment on the Executive’s own volition prior to the expiration of the Term for any reason, Executive shall provide Company with no less than sixty (60) days written notice. Upon delivery of such written notice by the Executive, the Company, in its sole discretion, by written notice to the Executive, may elect to accelerate the date of termination of employment (but not termination of this Agreement) to a date of the Company’s choosing.

9.                  Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. Further, the covenants contained in the Agreement are intended to be separate and divisible covenants, and if, for any reason, any one or more of such covenants shall be held to be invalid or unenforceable, in whole or in part, it is agreed that

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the same shall not be held to affect the validity or enforceability of any other such covenant or of this Agreement.

10.              Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

11.              No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

12.              Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

13.              Assistance in Litigation. Executive shall upon reasonable notice, furnish such information and proper assistance to Employer as it may reasonably require in connection with any litigation in which it is, or may become, a party either during or after employment.

14.              Effect of Prior Agreements. This Agreement supersedes any prior agreement between Employer or any predecessor of Employer and the Executive.

15.              Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered by hand or when deposited in the United States mail, by registered or certified mail, addressed to the addresses as either party hereto may from time to time give notice of to the other in the aforesaid manner.

16.              Settlement by Arbitration. Executive and Employer agree that any claim, dispute, and/or controversy, whether based on tort, contract, statutory, or equitable law, or otherwise arising from, related to, or having any relationship or connection whatsoever with Executive’s employment by Employer, that either Executive and Employer may have against the other shall be submitted to and determined exclusively by binding arbitration under the Federal Arbitration Act as set forth in the At-Will and Arbitration Agreement between Employer and Executive. Both parties to this agreement stipulate any dispute arising from this agreement must be resolve in the County of San Diego. By signing below each party agrees to assent to the jurisdiction of all Federal and State courts in the County of San Diego, California. If litigation arises out of this agreement, the prevailing party shall be entitled to attorney’s fees and costs from the non-prevailing party.

17.              Limited Effect of Waiver by Employer. Should Employer waive breach of any provision of this agreement by the Executive, that waiver will not operate or be construed as a waiver of further breach by the Executive.

18.              Assumption of Agreement by Employer’s Successors and Assignees. Employer’s rights and obligations under this Agreement will inure to the benefit and be binding upon

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Employer’s successors and assignees. Executive may not assign, transfer, or alienate in any manner, including by operation of law, any of his rights or obligations under this Agreement.

19.              Oral Modifications not Binding. This instrument is the entire agreement of Employer and the Executive. Oral changes shall have no effect. It may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

20.              Executive’s Representation Regarding Other Prohibited Agreements. Executive represents to Employer that he is not subject to any employment or other agreement that limits his ability to perform any of the obligations and terms set forth in this Agreement, and specifically that he is not subject to any prior noncompete or similar agreement that would be breached by his employment under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or have caused this Agreement to be executed by and through their authorized representatives as of the day and year first set forth above.

COMPANY

a Florida Corporation

Signed this 1st day of November 2017

By: /s/

Name:

Its:

Executive:

Signed this 1st day of November 2017

/s/ Stephen Thomas III

Employee

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Schedule 1

Compensation

As compensation for services rendered under this Agreement Employer shall pay to Executive a salary at the rate of One Hundred Fifty Dollars ($150,000.00) per year, paid on a semi-monthly basis, from which shall be deducted federal, state and if applicable, local income tax withholdings, social security and other customary employee deductions in conformity with the payroll policies of the Employer in effect from time to time. The statement of salary in annual terms does not affect or alter in any way the term of employment. Employer’s Board of Directors will ordinarily review the Executive’s salary on an annual basis and communicate with Executive as to the results of any such review and as required by law.

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Schedule 2

Vacation

The Company shall provide Executive with vacation benefits accrued on a calendar basis. The established vacation period is from January 1st to December 31st of the same year.

Executive shall accrue 13.3 hours of vacation benefits each month for a total yearly accrual of 160 hours (20 days). Executive will have a maximum accrual cap of 200 hours (25 days). Vacation may not be accrued in excess of the maximum accrual cap. Once Executive’s unused and accrued vacation reaches the maximum cap, the employee will not become eligible for any additional time except to the extent that the prior vacation time has been used.